Klondex Reports Third Quarter Operating Results; Reiterates Full-Year Total Company Production Guidance of 213,000 - 230,000 GEOs

Vancouver, BC - October 19, 2017 - Klondex Mines Ltd. (KDX:TSX; KLDX:NYSE American) (“Klondex” or the “Company”) is pleased to report its preliminary operating results for the third quarter of 2017 for its Nevada and Canada operations.
Third Quarter 2017 Operating Highlights:

•	Mined a total of 54,166 gold equivalent ounces, in-line with Company expectations

•	Produced and sold a total of 40,818 and 38,012 gold equivalent ounces, respectively

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Produced 32,792 gold equivalent ounces at the Company’s Nevada operations; ended the third quarter with a stockpile in Nevada of approximately 43,000 tons at an average grade of approximately 0.40 gold equivalent ounces per ton containing approximately 18,000 gold equivalent ounces

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Mined 9,906 gold equivalent ounces at True North from both the mine and tailings, producing 8,026 gold equivalent ounces. The Company processes more tons from True North Tailings during the warmer months to maximize the number of ounces generated for the year. The Company ended the third quarter with a stockpile at True North of approximately 11,000 tons at an average grade of approximately 0.15 gold equivalent ounces per ton containing approximately 1,600 gold equivalent ounces

•	Began processing Hollister ore through the Midas mill; commissioning a new CIL circuit while continuing to optimize feed blend

•	Produced a total of 141,855 gold equivalent ounces year-to-date, primarily from Fire Creek and Midas; True North and Hollister expected to contribute significantly in the fourth quarter

•	The Company will report its financial results for the third quarter of 2017 after the market close on Thursday, November 9, 2017

Mr. Paul Huet, the Company’s President and CEO, commented, “We achieved another milestone in the third quarter as we completed the initial modifications to the Midas mill and began processing the first ore from Hollister since the acquisition. The optimization of the Midas CIL circuit for Hollister ore will carry into the fourth quarter as we continue to improve recovery rates. We now have ore feed for the Midas mill coming from three different sources, providing operating flexibility for the foreseeable future.” Mr. Huet continued, “We have always maintained that our 2017 production was weighted to the second half of the year as we ramp up to full production at True North and Hollister.  We built stockpiles in Nevada and at True North at the end of the third quarter and are well positioned to deliver on our annual consolidated production guidance of 213,000 - 230,000 gold equivalent ounces.”

Third Quarter and year to date 2017 Operating Results

	Three months ended September 30, 2017			Nine months ended September 30, 2017
Consolidated	Nevada Total	Canada Total	Total	Nevada Total	Canada Total	Total
Ore tons mined	92,333	120,864	213,197	261,078	219,637	480,715
Gold equivalent grade mined (opt)(1)(2)	0.48	0.08	0.32	0.55	0.10	0.40
Gold equivalent ounces mined(1)(2)	44,260	9,906	54,166	144,895	21,409	162,999
Ore tons milled	78,035	110,590	188,625	231,234	209,202	440,436
Gold equivalent grade milled (opt)(2)	0.48	0.08	0.25	0.58	0.1	0.36
Gold equivalent ounces produced(2)	32,792	8,026	40,818	123,103	18,752	141,855
Gold equivalent ounces sold(2)	32,402	5,610	38,012	124,342	16,857	141,199
GEO Ratio(2)	74.9	76.2	74.9	72.2	72.1	72.1
(1) Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.
(2) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above.

	Three months ended September 30, 2017					Nine months ended September 30, 2017
Nevada	Fire Creek	Midas	Hollister		Nevada Total	Fire Creek	Midas	Hollister		Nevada Total
Ore tons mined	29,933	38,887	23,513		92,333	95,592	119,473	46,013		261,078
Gold equivalent grade mined (opt)(1)(2)	0.87	0.28	0.31		0.48	0.94	0.32	0.36		0.55
Gold equivalent ounces mined(1)(2)	25,918	11,062	7,286		44,266	89,834	38,570	16,476		144,880
Ore tons milled	30,911	39,300	7,824		78,035	101,630	121,780	7,824		231,234
Gold equivalent grade milled (opt)(2)	0.79	0.28	0.26		0.48	0.93	0.32	0.26		0.58
Average gold recovery rate (%)	90.5%	88.7%	72.8%	(3)	89.1%	92.1%	91.2%	72.8%	(3)	91.6%
Average silver recovery rate (%)	83.1%	82.4%	62.8%		81.1%	84.4%	83.4%	62.8%		83.1%
Gold equivalent ounces produced(2)	21,983	9,351	1,459		32,792	86,948	34,711	1,459		123,103
Gold equivalent ounces sold(2)	23,128	8,746	529		32,402	87,035	36,799	529		124,342
GEO Ratio(2)	74.8	74.9	74.2		74.9	72.7	72.0	74.2		72.2
(1) Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.
(2) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above.

(3) See paragraph under "Nevada Operations" for a more detailed description of the Hollister metallurgical test work.

	Three months ended September 30, 2017			Nine months ended September 30, 2017
Canada	True North Mine	True North Tailings	Canada Total	True North Mine	True North Tailings	Canada Total
Ore tons mined	72,754	48,110	120,864	146,336	73,301	219,637
Gold equivalent grade mined (opt)(1)(2)	0.11	0.04	0.08	0.12	0.05	0.10
Gold equivalent ounces mined(1)(2)	7,839	2,067	9,906	18,088	3,321	21,409
Ore tons milled	62,480	48,110	110,590	135,901	73,301	209,202
Gold equivalent grade milled (opt)(2)	0.11	0.04	0.08	0.12	0.05	0.10
Average gold recovery rate (%)	92.0%	91.0%	92.0%	93.0%	91.0%	93.0%
Gold equivalent ounces produced(2)	6,145	1,881	8,026	15,730	3,022	18,752
Gold equivalent ounces sold(2)	3,729	1,881	5,610	13,876	2,981	16,857
GEO Ratio(2)	76.2	76.2	76.2	72.1	72.1	72.1
(1) Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.
(2) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above.

Nevada Operations:
The Company’s Nevada operations milled 78,035 ore tons at an average milled head grade of 0.48 of gold ounces per ton, producing 32,792 gold equivalent ounces. Operations at Fire Creek continue to perform ahead of management expectations. In addition to the positive Q3 production results, mine development at Fire Creek will continue to ramp-up in the fourth quarter for 2018 mining.
Results from the Midas mine were in line with the Company’s expectations. Midas continues to introduce additional cut and fill mining, which is anticipated to reduce dilution resulting in higher ore mining grades.
At Hollister, the Company began to process ore at the Midas mill during the quarter. Commissioning of the new CIL circuit is in process while the Company tests ore blends from the Nevada mines to yield the most favorable results. Initially, the Company processed 100% Hollister ore in the Midas mill at approximately 40 tons per hour. Subsequent to incurring normal commissioning issues, modifications were made to the feed blend adding approximately 30% low grade Midas ore to dilute the organic carbon. Metallurgical test work is on-going. Recoveries have steadily improved and are expected to be between 85% and 90% for the Hollister ore going forward. Additionally, silver recoveries have also improved and are expected to increase to be approximately 70%, approximately 10% higher than predicted. Production at Hollister was also impacted by a delay in the delivery of the new carbon screens which were needed for the mill modifications. It is anticipated that the new processing circuit will be optimized during the fourth quarter. Hollister is well positioned to achieve significant production improvements during the fourth quarter as we plan to mine higher-grade stopes already developed.
The Company is in a favorable position to now have three mines in Northern Nevada feeding one central mill, providing significant operating flexibility to optimize profitability. As a result, ore feed from the Nevada operations to the Midas mill will depend on the optimal blend of ore type and grade. As such, the annual production guidance for the Fire Creek and Hollister mines is being adjusted. The Company now expects an increase in annual production from Fire Creek to 105,000 to 110,000 gold equivalent ounces and a decrease in annual production from Hollister to 20,000 to 25,000 gold equivalent ounces as lower grade ore is displaced with higher grade ore from Fire Creek.The Company continues to expect to mine 30,000 to 35,000 gold equivalent ounces at Hollister. Guidance for total annual production for Nevada operations remains unchanged at 172,000 to 185,000 gold equivalent ounces.

Canada Operations:
At True North, the Company milled 62,480 ore tons at an average milled head grade of 0.11 gold ounces per ton, producing 6,145 gold equivalent ounces. The Company also processed 48,110 tons from the True North Tailings at an average grade of 0.04 gold ounces per ton, producing and additional 1,881 gold equivalent ounces. Third quarter production was negatively impacted by sequencing of underground stopes. Waste development is now in place to deliver higher grade stopes in the fourth quarter. Additionally, staffing changes have been successfully implemented including management additions and the Company continues to make progress transitioning to Klondex employees from third-party contractors.
The third quarter ended with significant momentum in several areas. Over 60% of the gold equivalent ounces mined during the third quarter were mined during the month of September. Also, for the month of September, ore development advance rates achieved were more than double the year-to-date average. In addition, approximately 70% of planned stoping fronts have been developed for fourth quarter production. Based on results to date and current forecasts, the Company expects to meet its annual production guidance for its Canadian operations of 41,000 to 45,000 gold equivalent ounces.

Webcast and Conference Call
Klondex will report its financial results for the third quarter of 2017 after market close on Thursday, November 9, 2017. A conference call and webcast will be held the following morning on Friday, November 10, 2017 at 10:30 am ET/7:30am PT. The conference call telephone numbers are listed below.
Canada & USA Toll Free Dial In: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340

Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The webcast will be available on the Company's website or by accessing: http://services.choruscall.ca/links/klondex20171110.html.

For More Information
John Seaberg
Senior Vice President, Strategic Relations
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com
About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility, also located in Nevada, USA.
Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the production guidance, exploration, development and production potential at Fire Creek, Midas, Hollister and True North and, future exploration, development and production plans of Klondex. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.